SUB-ADMINISTRATION AGREEMENT

This SUB-ADMINISTRATION AGREEMENT (“Agreement”) is made this 2nd day of February, 2007, by and between Legg Mason Capital Management Inc., a Maryland corporation (the “Manager”), and Legg Mason Partners Fund Advisor, LLC, a Delaware limited liability company (the “Sub-Administrator”).

WHEREAS, the Manager has been retained by Legg Mason Partners Investment Funds, Inc. (the “Corporation”), a registered management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) to provide investment advisory, management, and administrative services with respect to certain series of the Corporation; and

WHEREAS, the Manager wishes to engage the Sub-Administrator to provide certain administrative services to the Corporation with respect to the series of the Corporation designated in Schedule A annexed hereto (the “Fund”) and the Sub-Administrator is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. In accordance with and subject to the Management Agreement between the Corporation and the Manager with respect to the Fund (the “Management Agreement”), the Manager hereby engages the Sub-Administrator to perform various administrative services with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. The Manager shall furnish to the Sub-Administrator such documents and information as may be necessary or appropriate to enable the Sub-Administrator to perform its duties hereunder and with such other documents and information with regard to the Fund’s affairs as the Sub-Administrator may from time to time reasonably request.

3. Subject to the direction and control of the Corporation’s Board of Directors (the “Board”) and the supervision of the Manager, the Sub-Administrator shall perform such administrative services as may from time to time be reasonably requested by the Manager as necessary for the operation of the Fund, such as (i) supervising the overall administration of the Fund, including negotiation of contracts and fees with, and the monitoring of performance and billings of, the Fund’s transfer agent, shareholder servicing agents, custodian and other independent contractors or agents, (ii) providing certain compliance, fund accounting, regulatory reporting, and tax reporting services, (iii) preparing or participating in the preparation of Board materials, registration statements, proxy statements and reports and other communications to shareholders, (iv) maintaining the Fund’s existence, and (v) during such times as shares are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state laws. Notwithstanding the foregoing, the Sub-Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Fund, nor shall the Sub-Administrator be deemed to have assumed, or have any responsibility with respect to, functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

4. The Sub-Administrator may delegate to one or more service providers, including without limitation “affiliated persons” of the Sub-Administrator as defined in the 1940 Act, certain of the Sub-Administrator’s duties under this Agreement, provided in each case the Sub-Administrator will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Sub-Administrator of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act.

5. The Sub-Administrator agrees that it will keep all books and records relating to the Fund’s books of account (other than those specifically maintained by the Manager) in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31 a-3 under the 1940 Act, the Sub-Administrator hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Sub-Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31 a-1 under the 1940 Act for the periods prescribed by Rule 31 a-2 under the 1940 Act.

6.(a) The Sub-Administrator, at its expense, shall supply the Board, the officers of the Corporation, and the Manager with all information and reports reasonably required by them and reasonably available to the Sub-Administrator relating to the services provided by the Sub-Administrator hereunder.

(b) The Sub-Administrator shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, the Sub-Administrator shall not be responsible for the Fund’s expenses, including, without limitation: advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Board members and officers with respect thereto.

7. No member of the Board, officer or employee of the Corporation or Fund shall receive from the Corporation or Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Sub-Administrator or any affiliated company of the Sub-Administrator, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Sub-Administrator’s or any affiliated company’s staff.

8. As compensation for the services performed by the Sub-Administrator, including the services of any consultants retained by the Sub-Administrator, the Manager shall pay the Sub-Administrator out of the management fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Sub-Administrator for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information.

9. The Sub-Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, provided that nothing in this Agreement shall protect the Sub-Administrator against any liability to the Manager or the Fund to which the Sub-Administrator would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 9, the term “Sub-Administrator” shall include any affiliates of the Sub-Administrator performing services for the Corporation or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub-Administrator and such affiliates.

10. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-Administrator who may also be a Board member, officer, or employee of the Corporation or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Administrator to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association.

11. This Agreement will become effective with respect to the Fund on the date set forth opposite the Fund’s name on Schedule A annexed hereto, provided that it shall have been approved by the Corporation’s Board.

12. This Agreement is terminable (i) with respect to the Fund without penalty, by the Board or by the Manager or (ii) by the Sub-Administrator upon not less than 90 days’ written notice to the Fund and the Manager.

13. The Sub-Administrator agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Corporation.

14. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

15. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

16. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

LEGG MASON CAPITAL MANAGEMENT INC.

By:
Name:	Andrew J. Bowden
Title:	Senior Vice President

LEGG MASON PARTNERS FUND ADVISOR, LLC

By:
Name:	R. Jay Gerken
Title:	President and Chief Executive
Officer

The foregoing is acknowledged:

The undersigned officer of the Corporation has executed this Agreement not individually but in his/her capacity as an officer of the Corporation. The Corporation does not hereby undertake, on behalf of the Fund or otherwise, any obligation to the Sub-Administrator.

LEGG MASON PARTNERS INVESTMENT FUNDS, INC.

By:
Name:	R. Jay Gerken
Title:	Chairman, President and Chief
Executive Officer

Appendix A

LEGG MASON PARTNERS ALL CAP FUND

Fee:

The following percentage of the Fund’s average daily net assets:	0.05%